12401 South 450 East	Avenida 16 de Julio No. 1525
Building D1	Edif. Mutual La Paz Penthouse
Salt Lake City, Utah 84020	Casilla 14888 La Paz, Bolivia
(801) 619-9320 Office	(591-2) 233-0033 Oficina
(801) 619-1747 Fax	(591-2) 233-2552 Fax
goldeneagleinc@earthlink.net	oficinas.ejecutivas@acslp.org

FOR IMMEDIATE RELEASE

CONTACT:        Sabrina Martinez in Investor Relations: (801) 619-9320

GOLDEN EAGLE ANNOUNCES RECORD-BREAKING GRADE FROM BOLIVIAN GOLD MINE Company Reports on Mine Production and Conference Call/Webcast of June 5, 2003

SALT LAKE CITY, UTAH — (BUSINESS WIRE) – June 6, 2003 — Golden Eagle International, Inc. (MYNG, OTCBB) announced today that for the five-day period between May 25 and May 30, 2003, its Cangalli gold mine recovered a record-breaking gold grade of 1.136 grams per cubic meter, or .568 per ton. The Cangalli plant processed 7,500 tons of ore in that period, for total production of 4,260 grams, or 136 troy ounces. The previous record had been set on November 7, 2002, with 1.108 grams per cubic meter and .554 grams per ton.

        To date, the Company’s recoveries have exceeded 3,000 ounces, as well as exceeded $1 million dollar, having produced 3,326 troy ounces since the initiation of operations at its Cangalli mine on September 30, 2002, with an estimated total value of $1,125,000.

        For the entire period from April 23 through May 30, 2003, the Cangalli operation processed 24,800 tons with an average grade of .764 grams per cubic meter, or .382 grams per ton, to produce 9,474 grams, or 305 troy ounces. Operations were slowed significantly by mine development and plant construction associated with our 3,500-tpd expansion, which should be completed within the next two weeks.

        “We started seeing the characteristics of the ore changing between May 17 and May 24, which suggested that we were receiving a greater contribution from a higher-grade pay lense,” stated Golden Eagle’s President and CEO, Terry C. Turner. “We shut down our plant and recovered the gold from the previous production on May 24. In order to confirm our observations, we then ran for five days to get a better feel for whether the ore being processed was from a pay lense. Three of the nuggets recovered were in the one-ounce range, and one weighed over 33 grams. We are also very encouraged by the material in general that our plant is processing. There has been a change in the ore composition as our mine adit just passed 1,000 feet in length and is entering the core of the paleo-channel of the ancient river flow.”

        “We are looking forward with great anticipation to achieving our full operational level,” indicated Ronald Atwood, Ph.D., Golden Eagle’s VP for Development. “After operating through the worst rainy season in 10 years, and experiencing some important equipment delays in our expansion, hitting our production capacity on a regular basis will be our foremost goal.”

        Golden Eagle also reported that its Conference Call/Webcast took place on Thursday, June 5, co-hosted by Mr. Turner from La Paz, and Dr. Atwood from Cangalli, Bolivia. The Company provided an update regarding the progress of the Cangalli mine, as well as the importance and timeliness of the Buen Futuro acquisition.

        To hear a replay of the Conference Call from the U.S. and Canada, dial: 1-877-519-4471; and for international replay calls, dial: 973-341-3080. The replay pin number is: 3968834.

        A transcript will be available 48 hours after the Conference Call by e-mailing the Company at: eaglealert@earthlink.net.

A recording of the streaming Webcast, including the Company’s PowerPoint presentation, is available at www.viavid.com, or on Saturday, May 7, 2003, at Golden Eagle’s web site, www.geii.com. Golden Eagle will maintain the recording in its archives for 30 days, but the recording will be archived at www.viavid.com for 6 months.

        Eagle E-mail Alerts: Over 1,800 investors have signed up to receive Eagle E-mail Alerts recently. If you are interested in receiving these alerts, please e-mail the Company at: eaglealert@earthlink.net.

        Golden Eagle International, Inc. is a gold and copper exploration and mining company located in Salt Lake City, Utah, and La Paz and Santa Cruz, Bolivia. The Company is currently focusing its efforts on developing its mining rights on 74,000 acres in the Tipuani Gold Mining District, an area estimated to have produced 32 million ounces of gold in its known history, located in western Bolivia; and initiating operations mining gold and copper on its 127,500 acres in the Ascension Gold/Copper Trend in eastern Bolivia’s Precambrian Shield. Golden Eagle is a mining company with a social conscience, having supported many humanitarian programs at its mine site in the Tipuani Gold District. For the past six years, the Company has provided the only hospital, doctor and nurse in Cangalli, Bolivia. Golden Eagle also has provided for the educational needs of the students in that area, and many welfare needs in the community. The Company highly recommends that you review its disclosures, risk statements, previous press releases, and reports filed with the SEC found at its website: www.geii.com.

Forward-Looking Statements and Disclosure of Risk

The future conduct of Golden Eagle’s business and its response to issues raised by third parties are dependent upon a number of factors, and there can be no assurance that Golden Eagle will be able to conduct its operations as contemplated. Certain statements contained in this release and in the Conference Call/Webcast on June 5, 2003, using the terms “may,” “expects to,” “projects,” “estimates,” “plans,” and other terms denoting future possibilities, are forward-looking statements in accordance with the Private Securities Litigation Reform Act of 1995. The accuracy of these statements cannot be guaranteed as they are subject to a variety of risks that are beyond Golden Eagle’s ability to predict or control and which may cause actual results to differ materially from the projections or estimates contained herein. These risks include, but are not limited to, the risks described in the above press release and referenced Conference Call/Webcast; those risks set out in Golden Eagle’s disclosure documents and its annual, quarterly and current reports; and the other risks associated with start-up mineral exploration operations with insufficient liquidity, negative working capital, and no historical profitability. Golden Eagle disclaims any obligation to update any forward-looking statement made herein.

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